Exhibit — Item 28(g)(4)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (“Assignment Agreement”) is entered into as of May 27, 2016, by and among Permanent Portfolio Family of Funds, Inc., a Maryland corporation (“Assignor”), Permanent Portfolio Family of Funds, a Delaware statutory trust (“Assignee”), and State Street Bank and Trust Company, a Massachusetts trust company (“Custodian”).

WHEREAS, pursuant to that certain Custodian Contract dated as of August 18, 1987, by and between Assignor and the Custodian (as amended, restated, supplemented or otherwise modified from time to time, the “Custodian Contract”), the Custodian acts as custodian of certain of Assignor’s assets and provides certain services to the Assignor pursuant to the terms set forth therein;

WHEREAS, effective as of the date hereof, Assignor and Assignee are effecting a redomiciliation plan pursuant to which each Portfolio (as defined in the Custodian Contract) shall convert from a series of Assignor to a series of Assignee; and

WHEREAS, Assignor, Assignee and the Custodian desire to enter into this Assignment Agreement to evidence, among other things, the assignment and assumption of Assignor’s past, present and future, right, title and interest in and duties, liabilities and obligations under the Custodian Contract to Assignee, Custodian’s consent and agreement to such assignment and assumption, and to ratify any and all operational documents attendant thereto in connection with the services provided by the Custodian pursuant to the Custodian Contract.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment and Assumption. Effective as of the date hereof (“Effective Date”), Assignor hereby transfers and assigns to Assignee and Assignee hereby assumes from Assignor all of Assignor’s past, present and future right, title and interest in and duties, liabilities and obligations (including, without limitation, any unbilled and/or unpaid compensation or expense reimbursement owing to the Custodian) under the Custodian Contract.

2. Consent. State Street hereby consents and agrees to the assignment and assumption of such right, title, interest, duties, liabilities and obligations set forth in Section 1 above for all purposes.

3. Ratification and Verification of Terms of the Custodian Contract. The terms of the Custodian Contract (including, without limitation, the current fee schedule contemplated by Section 11 of the Custodian Contract) as assigned by Assignor to Assignee and assumed by Assignee from Assignor are hereby ratified and confirmed. The parties further agree that each series of Assignee as set forth on Exhibit A attached hereto shall become a Portfolio under the Custodian Contract.

4. Ratification and Verification of Operational Documents. Assignee and the Custodian agree that any and all operational documents (including, without limitation, any authorized signers lists, funds transfer operating guidelines, standing instructions and price source authorizations) in effect as of the Effective Date are hereby ratified and confirmed and that the Custodian shall be entitled to rely upon the same as if they had been executed, entered into or established by the Assignee.

5. Representations and Warranties. Each of Assignor, Assignee and the Custodian hereby represents and warrants that: (i) it is legally authorized to enter into this Assignment Agreement; (ii) its execution, delivery and performance of this Assignment Agreement does not conflict with any provision of law applicable to it or of its governing documents or of any agreement binding upon it; and (iii) all acts, conditions and things required to be done and performed by it and to have occurred with respect to it prior to its execution, delivery and performance of this Assignment Agreement and to render the same legal, valid and binding obligation of such entity enforceable against such entity in accordance with its respective terms have been done and performed and have occurred in compliance with applicable laws.

6. Further Assurances and Cooperation. Following the date of this Assignment Agreement, and subject to the terms hereof, the parties hereto each agree to execute and deliver such other documents and to take such actions that shall be reasonably requested by a party hereto in order to carry out and effectuate the transactions and actions contemplated by this Assignment Agreement.

7. Governing Law; Amendments. This Assignment Agreement is governed by and shall be construed in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to the conflict of law provisions thereof. No amendment, modification, revision or waiver of any of the terms or conditions of this Assignment Agreement shall be effective unless in writing signed by all of the parties hereto.

8. Limitations. This Assignment Agreement is executed by the Assignee with respect to each of the Portfolios and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Assignee individually but are binding only on the Portfolio to which such obligations pertain and the assets and property of such Portfolio. All obligations of the Assignee under this Assignment Agreement shall apply only on a Portfolio-by-Portfolio basis, and the assets of one Portfolio shall not be liable for the obligations of another Portfolio.

9. Counterparts. This Assignment Agreement may be simultaneously executed in several counterparts, each of which shall be an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile transmission shall be deemed delivery of an original counterpart hereof.

10. Binding Agreement. This Assignment Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each of the parties.

11. Headings. The headings used in this Assignment Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Assignment Agreement to be executed by its officer or agent thereunto duly authorized as of the date first above written.

PERMANENT PORTFOLIO FAMILY OF FUNDS, INC.

By:	/s/ Michael J. Cuggino
Name:	Michael J. Cuggino
Title:	President and Secretary

PERMANENT PORTFOLIO FAMILY OF FUNDS

By:	/s/ Michael J. Cuggino
Name:	Michael J. Cuggino
Title:	President and Secretary

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Shawn Alarie
Name:	Shawn Alarie
Title:	Senior Vice President

Exhibit A

Portfolios of

Permanent Portfolio Family of Funds, a Delaware statutory trust

Permanent Portfolio

Short-Term Treasury Portfolio

Versatile Bond Portfolio

Aggressive Growth Portfolio